Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of HeartBeam, Inc. on Form S-3 (File No. 333-269520) and Form S-8 (File No.’s 333-261430 and 333-266114) of our report dated March 24, 2022 with respect to our audit of the financial statements as of and for the year ended December 31, 2021 which was included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. We were dismissed as auditors on September 19, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference for the periods after the date of our dismissal.

/s/ Friedman LLP

East Hanover, NJ
March 16, 2023